Exhibit 10.36

EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of this 3rd day of January 2005, by and between Ross Stores, Inc. or of such subsidiary or affiliate of Ross Stores, Inc. (the “Company”), a Delaware corporation, and Lisa Panattoni (the “Executive”).

RECITALS

          A.          The Company to employ Executive, and Executive is willing to accept such employment, as the Senior Vice President, General Merchandise Manager.

          B.          It is now the mutual desire of the Company and the Executive to enter into a written employment agreement to govern the terms of the Executive’s employment by the Company as of the start of the term of this Agreement on the terms and conditions set forth below.

TERMS AND CONDITIONS

          In consideration for the promises of the parties set forth below, the Company and the Executive hereby agree as follows:

          1.          Term.  Subject to the provisions of Section 6 of this Agreement, the term of employment of the Executive under this Agreement shall be as follows.

                       (a)       Initial Term. The initial term of the employment of the Executive by the Company under this Agreement shall begin on the date hereof and end on March 31, 2009, unless extended or terminated earlier in accordance with this Agreement.

                       (b)       Renewal Terms. Upon the written request of the Executive to extend the Executive’s term of employment under this Agreement prior to the termination of the Executive’s employment with the Company, the Board of Directors of the Company (“Board”) shall consider extending the Executive’s employment with the Company under this Agreement, Such request must be delivered to the Chairman of the Compensation Committee of the Board not later than twelve (12) months prior to the end of the initial or renewal term of employment. Within thirty (30) days following the receipt of such notice, the Board shall consider the Executive’s request and advise the Executive, in writing, within thirty (30) days following its consideration of the Executive’s written request, whether it approves of such extension. The failure of the Board to provide such written advice shall constitute approval of the Executive’s request for extension. If the Executive’s request for an extension is approved, this Agreement shall be extended two (2) additional years. Such additional two-year period is referred to herein as a “Renewal Term.”

          2.          Position and Duties. During the term of the Executive’s employment under this Agreement, the Executive shall serve as the Senior Vice President, General Merchandise Manager of the Company. The Executive shall report directly to the Chief Merchandise Officer of the Company. During the term of the Executive’s employment, the Executive may engage in outside activities provided those activities (including but not limited to membership on boards of directors of not-for-profit and for-profit organizations) do not conflict with the Executive’s duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which Executive plans to become involved, whether or not such activity is pursued for profit.

          3.          Principal Place of Employment.  The Executive shall be employed at the Company’s offices in New York, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations of the Executive’s position.

          4.          Compensation and Related Matters.

                       (a)       Salary.  During the Executive’s employment, the Company shall pay the Executive a salary of not less than Five Hundred Twenty-Five Thousand Dollars ($525,000) per annum. The Executive’s salary, shall be payable in equal installments in accordance with the Company’s normal payroll practices applicable to senior officers. Subject to the first sentence of this Section 4(a), the Executive’s salary may be adjusted from time to time by the Board in accordance with normal business practices of the Company.

                       (b)       Bonus.  During the Executive’s employment, the Executive shall be eligible to receive an annual bonus under the Company’s existing bonus incentive plan that covers the Executive (which is currently the Incentive Compensation Plan) or any replacement plan of substantially equivalent or greater value that may subsequently be established and in effect during the term of Executive’s employment with the Company. In addition to the bonuses described in the preceding sentences, the Executive shall be entitled to a signing bonus in the amount of one million five hundred thousand dollars ($1,500,000) payable within thirty (30) days of employment. In the event that the Executive voluntarily terminates her employment within the first twenty-four (24) months of this agreement, the Executive will be required to reimburse the Company for the gross amount of the signing bonus described above. The Executive will be guaranteed a minimum bonus of five hundred thousand dollars ($500,000) payable in March 2006 for fiscal year 2005. Voluntary resignation prior to the end of a fiscal year will cause the Executive to be ineligible for any incentive award.

                       (c)       Expenses.  During the Executive’s employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are inclined and accounted for in accordance with the policies and procedures established by the Company.

                       (d)       Benefits.  The Executive shall be entitled to participate in all of the Company’s employee benefit plans and arrangements in effect on the date hereof in which senior executives of the Company are eligible to participate (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan, deferred compensation plan, short-term and long-term incentive plan, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, physical examination program, dental care plan, accidental death and disability plan, survivor income plan, relocation plan, financial, tax and legal counseling programs, and vacation plan). The Company shall not

2.

make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights benefits of the Executive as compared with any other senior executive of the Company. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus otherwise payable under this Agreement.

                       (e)       Vacations.  The Executive shall be entitled to twenty (20) vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company’s vacation plan. The Executive shall also be entitled to all paid holidays given by the Company to its executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the Executive’s termination of employment with the Company, shall be promptly paid to the Executive at their then-current value, based on the Executive’s rate of pay at the time of the Executive’s termination of employment.

                       (f)         Services Furnished.  The Company shall furnish the Executive with office space and such services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties during the term of this Agreement.

          5.          Confidential Information

                        (a)       The Executive agrees not to disclose, either while in the Company’s employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained while in the employ of the Company, including, without limitation, any of the Company’s inventions, processes, methods of distribution or customers or trade secrets; provided, however, that the Executive’s provision shall not preclude the Executive from disclosing such information to the Executive’s professional tax advisor or legal counsel solely to the extent necessary to the rendering of their professional services to the Executive if such individuals agree to keep such information confidential, and from use or disclosure of information known generally to the public or from disclosure required by law or court order.

                        (b)        The Executive agrees that upon leaving the Company’s employ Executive will make himself or herself reasonably available to answer questions from Company officers regarding the Executive’s former duties and responsibilities and the knowledge Executive obtained in connection therewith. In addition, Executive will not take with Executive, without the prior written consent of any officer authorized to act in the matter by the Board, any study, memoranda, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions.

3.

          6.          Termination.  The Executive’s employment may be terminated during the term of this Agreement only as follows:

                       (a)        Death.  The Executive’s employment shall terminate upon the Executive’s death.

                       (b)        Disability.  If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company or the Executive (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of the Executive’s duties hereunder on full-time basis, the Executive’s employment shall terminate, A termination of employment pursuant to this Section 6(b) shall be deemed an involuntary termination for purposes of this Agreement or any plan or practice of the Company. For purposes of this Agreement, the term “Disability” shall mean a physical or mental illness, impairment or condition reasonably determined by the Board that prevents the Executive from performing the duties of the Executive’s position under this Agreement.

                       (c)        Cause.  The Company may terminate the Executive’s employment for Cause. The Company shall have “Cause” to terminate the Executive’s employment if the Executive either (i) continuously fails to substantially perform the Executive’s duties hereunder (unless such failure is a result of a disability as defined in Section (b)) or (ii) engages in intentional misconduct or illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate Executive for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; (3) the notice is given within 90 days of the Company’s learning of such act or acts or failure or failures to act; and (4) the Executive fails to substantially cure such conduct, to the extent such cure is possible, within 60 days after the date that such written notice is given to Executive.

                       (d)        Without Cause.  The Company may terminate the Executive’s employment at any time Without Cause. A termination “Without Cause” is a termination of the Executive’s employment by the Company for any reasons other than the death or disability of the Executive or the involuntary termination of Executive for Cause as described above in Section 6(c).

                       (e)        Termination by the Executive for Good Reason.  The Executive may terminate the Executive’s employment with the Company for Good Reason, which shall be deemed to occur if Executive terminates the Executive’s employment within six months after (1) written notice of a failure by the Company to comply with any material provision of this Agreement (including but not limited to the reduction of the Executive’s salary or target bonus opportunity) which failure has not been cured within ten days after such written notice of noncompliance has been given by the Executive to the Company, or (2) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive currently maintains without the express written consent of the Executive, or (3) the Executive is relocated outside the New York area.

4.

                       (f)        Voluntary Termination.  The Executive may voluntarily terminate the Executive’s employment with the Company at any time. A voluntary termination of employment by the Executive pursuant to Section 6(e) above for Good Reason shall not be deemed a voluntary termination by the Executive for purposes of this Agreement or any plan or practice of the Company but shall be deemed an involuntary termination.

                       (g)        Non-Renewal.  If the Executive fails to request an extension of the term of the Executive’s employment in accordance with Section 1 or if the Board fails to approve such request, this Agreement shall automatically expire at the end of the then current term. Such expiration shall not entitle the Executive to any compensation or benefits except as earned by the Executive through the date of expiration of the then current term of the employment and as set forth in Section 8(e) [Special Change of Control Provisions]. The parties hereto shall have no further obligations to each other thereafter except as set forth in Sections 5 and 12.

          7.          Notice and Effective Date of Termination

                       (a)        Notice.  Any termination of the Executive’s employment by the Company or by the Executive during the term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

                       (b)        Date of Termination.  The date of termination shall be:

                                    (i)          if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;

                                    (ii)         if the Executive’s employment is terminated due to disability pursuant to Section 6(b), the date of termination shall be the 31st day following delivery of the notice of termination;

                                    (iii)        if the Executive’s employment is terminated for any other reason by either party, the date on which a notice of termination is delivered to the other party; and

                                    (iv)         if the Agreement expires pursuant to Section 6(g)[Non-Renewal], the parties’ employment relationship shall terminate on the last day of the term of Executive’s employment under this Agreement without any notice.

          8.          Compensation and Benefits Upon Termination.

                       (a)         Termination Due To Disability, Without Cause or For Good Reason.  If the Executive’s employment terminates pursuant to Sections 6(b)[Disability], (d)[Without Cause], or (e)[For Good Reason], the Executive shall be entitled to the following:

                                    (i)          Salary.  The Company shall continue to pay the Executive the Executive’s then-current salary through the remaining term of the Executive’s employment under this Agreement as defined in Section 1.

5.

                                     (ii)          Bonus.  The Company shall continue to pay the Executive an annual bonus(es) throughout such remaining term. Each such bonus shall be equal to the greater of (A) the Executive’s bonus during the year prior to the Executive’s termination or (B) the bonus that the Executive would have earned under the Company’s bonus plan in the year that Executive was terminated had Executive remained in its employment; provided, however, that such post-termination bonuses shall not exceed the lesser of 100% of the targeted amounts for those bonuses in the prior year and 100% of such targeted amounts for the then-current year-Such bonuses shall not be paid until due under the Company’s present bonus plan.

                                     (iii)          Stock Options.  With respect to any stock options granted to the Executive by the Company, the Executive shall immediately become vested in any unvested stock options upon such termination.

                                     (iv)          Restricted Stock.   With respect to any restricted stock granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in a pro rata portion of such unvested stock in accordance with the terms of the applicable stock grant agreements.

          The Company shall have no further obligations to the Executive as a result of such termination except as set forth in Section 12.

                       (b)        For Cause.  If the Executive’s employment is terminated for Cause (as defined in Section 6(c), Executive shall receive only the post-termination compensation and benefits described in Section 8(c) [Death or Voluntary Termination].

                       (c)        Death or Voluntary Termination.  If the Executive’s employment terminates pursuant to Section 6(a) [Death] or 6(f)[Voluntary Termination], Executive (or the Executive’s designee or the Executive’s estate) shall be paid the Executive’s salary through the Executive’s termination date and not thereafter. Executive shall not be entitled to any bonus payments which were not fully earned prior to the Executive’s termination date, and Executive shall not be entitled to any pro-rated bonus payment for the year in which the Executive’s employment terminates. Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates and any restricted stock that was granted to the Executive by the Company that is unvested as of the date on which the Executive’s employment terminates shall automatically be reacquired by the Company and the Executive shall have no further rights with respect to such restricted stock. The Company shall have no further obligations to the Executive as a result of the termination of the Executive’s employment pursuant to Section 6(a) or (f).

                       (d)          Non-Renewal.  If the Agreement expires as set forth in Section 6(g)[Non- Renewal], the Executive shall be entitled only to the following:

                                     (i)          Salary.  The Company shall continue to pay the Executive the Executive’s then-current salary through the remaining term of the Executive’s employment under this Agreement as defined in Section 1.

                                     (ii)          Bonus.  The Company shall continue to pay the Executive an annual bonus for the year of termination which shall be pro-rated for the portion of the bonus

6.

year that Executive is employed by the Company. The calculation of such bonus prior to pro-ration shall be equal to the greater of (A) the Executive’s bonus during the year prior to the Executive’s termination or (B) the bonus that the Executive would have earned under the Company’s bonus plan in the year that Executive was terminated had Executive remained in its employment; provided, however, that such post-termination bonuses shall not exceed the lesser of 100% of the targeted amounts for those bonuses in the prior year and 100% of such targeted amounts for the then-current year. Such bonuses shall not be paid until due under the Company’s present bonus plan.

                                     (iii)          Stock Options.  With respect to any stock options granted to the Executive by the Company, the Executive shall be vested in the stock options only through the date on which the Executive’s employment terminates according to the original terms of the stock option agreements and the respective plan.

                                     (iv)          Restricted Stock.  Any restricted stock that was granted to the Executive by the Company that is unvested as of the date on which the Executive’s employment terminates due to a nonrenewal shall automatically become vested in a pro-rata portion of such restricted stock determined on the basis of the number of full months that have elapsed from the date of grant of such restricted stock until the termination date divided by the total number of months required for the restricted stock to become vested if not for the termination or this provision. Thereafter, the unvested portion of the restricted stock shall automatically be reacquired by the Company and the Executive shall have no further rights in such unvested portion of the restricted stock.

          The Company shall have no further obligations to the Executive as a result of such termination except as set forth in Section 12.

                       (e)        Special Change of Control Provisions.

                                   (i)          Change of Control Benefits.

                                                   (1)          In the event of a Change of Control (as defined below), Executive shall be entitled to receive the immediate acceleration of the vesting of any restricted stock that was granted to the Executive by the Company and an additional salary equal to Sixty-Two Thousand Five Hundred Dollars ($62,500) per month for a period of two (2) years following the Change of Control unless and until Executive’s employment is Voluntarily Terminated (as defined in Section 6(f)) or is terminated for Cause (as defined in Section 6(c)).

                                                   (2)          Notwithstanding the foregoing, if the Executive’s employment is terminated either by the Company Without Cause (as defined in Section 6(d) or by the Executive for Good Reason as defined in Section 6(e)) within one month prior and twelve (12) months following a Change of Control, the Executive shall be entitled to the following (in addition to any other payments or benefits provided under this Agreement):

                                                                  a.          Salary.  The salary that shall be payable to Executive under Section 8(a) shall be for a period of not less than two (2) years.

7.

                                                                  b.          Bonus.  The bonus that shall be payable to Executive under Section 8(a) shall be for a period of not less than two (2) years.

                                                   (3)          Health Care Coverage.  In the event of the termination of Executive’s employment following a Change of Control, then Executive shall be entitled to the continuation of the Executive’s health care coverage under the Company’s employee benefit plans (including medical, dental, vision and mental coverage) which the Executive had at the time of the termination (including coverage for the Executive’s dependents) at the Company’s expense for a period of two (2) years. Such health care continuation rights will be in addition to any rights the Executive may have under ERISA Sections 600 and thereafter and Section 4980B of the Internal Revenue Code (“COBRA coverage”).

                                                   (4)          Estate Planning.  In the event of the termination of Executive’s employment following a Change of Control, then Executive shall also be entitled to the reimbursement of the Executive’s estate planning expenses (including attorneys’ fees) as to which and on the terms of which Executive was entitled prior to the termination for a period of two (2) years following the date of termination of employment.

                                   (ii)          Change of Control Defined. A “Change in Control” shall be deemed to have occurred if: (1) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of the Company that possesses more than 30 percent of the total fair market value or total voting power of the stock of the Company or any successor to the Company; (2) a merger in which the Company is a party after which merger the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company, or (3) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

                                   (iii)          Excise Tax Gross-Up.  If the Executive becomes entitled to one or more payments (with a “payment” including the vesting of restricted stock, a stock option, or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan or agreement with the Company or any affiliated company (collectively, “Change of Control Payments”), which are or become subject to the tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive at the time specified below such amount (the “Gross-up Payment”) as may be necessary to place the Executive in the same after-tax position as if no portion of the Change of Control Payments and any amounts paid to the Executive pursuant to Section 8 had been subject to the Excise Tax. The Gross-up Payment shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed: (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the year in which the Gross-up Payment is to be made; and (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to

8.

be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company at the time that the amount such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been used in initially calculating the Gross-up payment, plus interest on the amount of such repayment at the rate provided in Section 1274 (b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made, the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                                   (iv)          The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Change of Control Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by counsel or auditors selected by the Company and reasonably acceptable to the Executive, of the minimum amount of such payments. The Company shall pay to the Executive the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.

          9.          Employment Restriction.

                       (a)          Non-Compete.  The Company and the Executive acknowledge that the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive. In addition, the Executive will use and have access to some of the Company’s proprietary and valuable Confidential Information during the course of the

9.

Executive’s employment. Accordingly, except as hereafter noted, during the term of the Executive’s employment with the Company for a period of 36 months following the Executive’s termination of employment with the Company, Executive shall not provide any labor, work, services or assistance to (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) any off-price retailers and to Burlington Coat Factory Warehouse Corporation, Dillard Department Stores, Inc.,  The Federated Stores, The May Department Stores Company, The TJX Companies, Inc. and Value City Department Stores, Inc., as well as all subsidiaries, divisions and/or the surviving entity of any of the above that do business in the retail industry in the case of a merger or acquisition. However, this Section 9(a) shall not prohibit the Executive from making any investment of 1% or less of the equity securities of any publicly-traded corporation or limited partnership that is engaged in any business of the type or character engaged in by the Company.

The foregoing restrictions shall have no force or effect in the event that: (i) the Executive’s employment with the Company is terminated either by the Company pursuant to Section 6(d)[Without Cause] or by the Executive pursuant or Sections 6(e) [Termination by the Executive for Good Reason]; or (ii) the Company fails to approve or grant an extension of this Agreement in accordance with Section 1 hereof.

                       (b)          Non-Solicitation of Employees.  During the term of the Executive’s employment with the Company and for a period of 36 months following the termination of that employment for any reason, the Executive shall not directly or indirectly solicit any other employee of the Company to terminate his or her employment with the Company.

          10.         Exercise of Stock Options Following Termination.  If the Executive’s employment terminates, Executive (or the Executive’s estate) may exercise the Executive’s right to purchase any vested stock under the stock options granted to Executive by the Company as provided in the applicable stock option agreements. All such purchases must be made by the Executive in accordance with the applicable stock option plans and agreements between the parties.

          11.          Successors; Binding Agreement.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s written designee or, if there be no such designee, to the Executive’s estate.

          12.          Insurance and Indemnity.  The Company shall, to the extent permitted by law, include the Executive during the term of the Executive’s agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers covered thereby. The Company’s obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company or with any affiliated company. Such

10.

obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

          13.          Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Lisa Panattoni
Senior Vice President, General Merchandise Manager
1372 Broadway, 10th Floor
New York, NY 10018

If to the Company:	Ross Stores, Inc.
4440 Rosewood Drive
Pleasanton, CA 94588
Attention: President and COO

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          14.          Complete Agreement; Modification or Waiver; Entire Agreement.  The Executive’s document represents the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises or representations of the parties. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the chairman of the Compensation Committee of the Board or such other person as may be designated by the Board. This Agreement, along with any stock option or restricted stock agreements between the parties, constitute the entire agreement between the parties regarding their employment relationship. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous restricted stock or stock option agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          15.          Governing Law - Severability.  The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state in which Executive’s principle place of employment is located without reference to that state’s choice of law rules. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          16.          Mitigation Not Required.  In the event the Executive’s employment with the Company terminates for any reason, the Executive shall not be obligated to seek other employment following such termination. However, any amounts due the Executive under this Agreement shall be offset by any remuneration attributable to any subsequent employment that Executive may obtain during the period of payment of compensation under this Agreement following the termination of Executive’s employment with the Company.

11.

          17.          Withholding.  All payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the Executive may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing NASDAQ price on the date preceding the date the withholding is determined.

          18.          Arbitration.  In the event of any dispute or claim relating to or arising out of the parties’ employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in the city in which Executive’s principle place of employment is located by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided, however, that the Executive’s arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules.

          If there is termination of your employment with the Company followed by a dispute as to whether you are entitled to the benefits provided under this Agreement, then, during the period of that dispute the Company shall pay you fifty percent (50%) of the amount specified in Section 8 hereof (except that the Company shall pay one hundred percent (100%) of any insurance premiums provided for in Section 8), if, and only if, you agree in writing that if the dispute is resolved against you, you shall promptly refund to the Company all payments you receive. If the dispute is resolved in your favor, promptly after resolution of the dispute the Company shall pay you the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

          19.          Attorney’s Fees.  Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.

          20.          Miscellaneous.  No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that the Executive’s provision shall not preclude Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after Executive’s death and shall not preclude the legal representative of Executive’s estate from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs and legal representatives and, the Company and its successors.

12.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the date and year first above written.

	ROSS STORES, INC.	EXECUTIVE

	/s/ MICHAEL BALMUTH	/s/ LISA PANATTONI

By:	Michael Balmuth	Lisa Panattoni

13.